Exhibit 99.1

Alere Inc. Receives NYSE Notice Regarding Late Form 10-K Filing

WALTHAM, Mass., March 21, 2017 – Alere Inc. (NYSE: ALR) (the “Company”) announced today that, as a result of its failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “Form 10-K”), it has received a notice from the New York Stock Exchange (the “NYSE”) that the Company is not in compliance with the NYSE’s continued listing requirements under the timely filing criteria established in Section 802.01E of the NYSE Listed Company Manual.

As previously disclosed, the reason for the delay is that the Company is continuing to review certain aspects of revenue recognition at its Korean and Japanese locations, including inappropriate conduct at the Company’s subsidiary in South Korea, Standard Diagnostics, Inc. The Company will not be able to file the Form 10-K until this analysis is completed. The Company will file the Form 10-K as soon as practicable.

The NYSE informed the Company that, under the NYSE’s rules, the Company will have six months from March 16, 2017 to file the Form 10-K with the SEC. The Company can regain compliance with the NYSE listing standards before that date by filing the Form 10-K with the SEC.

About Alere

Alere believes that when diagnosing and monitoring health conditions, Knowing now matters™. Alere delivers reliable and actionable information by providing rapid diagnostic tests, enhancing clinical and economic healthcare outcomes globally. Headquartered in Waltham, Mass., Alere focuses on rapid diagnostics for cardiometabolic disease, infectious disease and toxicology. For more information on Alere, please visit www.alere.com.

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Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers can identify these statements by forward-looking words such as “may,” “could,” “should,” “would,” “intend,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” “goal,” “can” or similar words. A number of important factors could cause actual results of Alere and its subsidiaries to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, (i) the risk that the review discussed above is not completed in a timely manner; (ii) the possibility that the review discussed above uncovers a misstatement or misstatements in revenue recognition that are greater than the ranges provided above, which may be material in amount, or uncovers misstatements with respect to other matters; (iii) the risk that this review uncovers misstatements that impact total amount of revenue reported; (iv) the risk that the revenue recognition investigation will uncover circumstances that require additional material weaknesses in internal control; (v) the risk that these or other risk factors impact the expected timing of the filing of the Form 10-K for the year ended December 31, 2016 and (vi) the risk factors detailed in Part I, Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (as filed with the SEC on August 8, 2016) and other risk factors identified herein or from time to time in our periodic filings with the SEC. Readers should carefully review these risk factors, and should not place undue reliance on our forward-looking statements. These forward-looking statements are based on information, plans, goals, and estimates at the date of this report. We undertake no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Investor Relations

Juliet Cunningham

Vice President, Investor Relations

ir@alere.com

858.805.2232